                                                                      EXHIBIT 12


                         YORK INTERNATIONAL CORPORATION

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

                                 1992        1993         1994          1995         1996
                                 ----        ----         ----          ----         ----
Earnings(loss) before taxes    $123,410     127,182      144,447      (70,782)      204,463

Interest expense                 39,826      23,495       29,188       41,412        34,544
Interest component of
  rental expense                  5,657       6,845        4,537        5,055         5,590
                               --------     -------      -------      -------       -------
                               $168,893     157,522      178,172      (24,315)      244,597
                               ========     =======      =======      =======       =======

Interest expense               $ 39,826      23,495       29,188       41,412        34,544
Interest component of
  rental expense                  5,657       6,845        4,537        5,055         5,590
                               --------     -------      -------      -------       -------
                               $ 45,483      30,340       33,725       46,467        40,134
                               ========     =======      =======      =======       =======

Fixed charge coverage ratio         3.7         5.2          5.3           .0           6.1
                               ========     =======      =======      =======       =======

Note - Earnings (loss) before taxes for 1995 are after a charge for impairment loss on long-lived assets of $244,473. As a result, fixed charges exceed earnings (loss) before taxes for 1995, net of such fixed charges by $70,782.